Exhibit 107

Calculation of Fee Filing Tables

Form F-1

(Form Type)

Mercurity Fintech Holding Inc.

(Exact name of Registration as Specified in its Charter)

Table 1 - Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule		Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	Equity	Ordinary Shares, par value US$0.004 per share	457	(c)	32,087,130	$1.83	$58,719,448	$0.0001102	$6,470.88
Fees Previously Paid	–	–	–		–	–	–		–
Carry Forward Securities
Carry Forward Securities	–	–	–		–	–	–		–	–	–	–	–
	Total Offering Amounts						58,719,448		$6,470.88
	Total Fees Previously Paid								–
	Total Fee Offsets								–
	Net Fee Due								$6,470.88

(1)	The selling shareholders identified in this prospectus may offer from time to time up to 32,087,130 ordinary shares for resale. Pursuant to Rule 416 under the Securities Act of 1933, as amended, the shares being registered hereunder include such indeterminate number of ordinary shares, as may be issuable with respect to the shares being registered hereunder as a result of share splits, share dividends or similar transactions.

(2)	Estimated solely for the purpose of calculating the registration fee, based on $1.83, the average of the high and low prices of the ordinary shares of Mercurity Fintech Holding Inc. as reported on May 24, 2023 (within five business days prior to the date of filing this registration statement).